DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and effective as of this ___ day of __________, 2025, by and between Partners Group Private Equity Fund, LLC, a Delaware limited liability company (the “Fund”) and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company, and is authorized to issue shares of beneficial interest, which are limited liability company interests (“Shares”) in the Fund;

WHEREAS, the Fund desires to retain the Distributor as its principal underwriter in connection with the offering of the Shares of the Fund;

WHEREAS, the Distributor is registered with the U.S. Securities and Exchange Commission (“SEC”) as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of the Fund’s board of managers (the “Board” and the members thereof, the “Managers”) and those Managers who are not interested persons (as defined in the 1940 Act) of the Fund or the Distributor, and have no direct or indirect financial interest in the Agreement (the “Independent Managers”) in accordance with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Fund on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.  Appointment of Distributor. The Fund hereby appoints the Distributor as its principal underwriter for the distribution of Shares of the Fund, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.  Services and Duties of the Distributor.

A.  The Distributor agrees to act as the principal underwriter of the Fund for the distribution of Shares of the Fund upon the terms described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean each current prospectus, including the statement of additional information, as amended or supplemented, relating to the Fund and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Fund under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

B.  During the public offering of Shares of the Fund, the Distributor shall use best efforts to distribute the Shares. All orders for Shares shall be made through financial intermediaries or directly to the Fund, or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Fund or its designated agent will confirm orders and subscriptions promptly after receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares. The Fund shall have the right to accept or reject any subscription in accordance with the terms of its governing documents and its Prospectus. The Fund shall give notice of such determination to the individual subscriber or financial intermediary as appropriate. No interest will be paid to subscribers on rejected subscriptions.

C.  The Distributor shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Fund so as to enable the Shares to be traded through the Alternative Investment Product (“AIP”) services of the Depository Trust & Clearing Corporation (“DTCC”). The Distributor will serve as non-settling AIP sponsor and shall not be responsible for any operational matters associated with trades or subscription to AIP services of DTCC transactions.

D.  The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Fund other than as contained in the Prospectus and any sales literature and advertising materials specifically approved in writing by the Fund or the investment adviser to the Fund.

E.  The Distributor agrees to review all proposed marketing materials provided by the Fund or the investment adviser to the Fund for compliance with applicable FINRA and SEC advertising rules and regulations, and shall timely file with FINRA those marketing materials that it believes are in compliance with such laws and regulations. The Distributor agrees to furnish to the Fund any comments provided by regulators with respect to such materials promptly upon receipt by the Distributor.

F.  The Fund agrees to redeem or repurchase Shares tendered by shareholders of the Fund in accordance with the Fund’s obligations in the Prospectus and the Registration Statement. The Fund reserves the right to suspend such repurchase right upon written notice to the Distributor.

G.  The Distributor may, in its discretion, and shall, at the request of the Fund, enter into agreements with qualified broker-dealers and other financial intermediaries (the “Financial Intermediaries”) in order that such Financial Intermediaries may sell Shares of the Fund. The form of any dealer agreement shall be approved by the Fund (“Standard Dealer Agreement”). The Distributor shall not be obligated to make any payments to the Financial Intermediaries or other third parties, unless (i) Distributor has received a corresponding payment from the Fund pursuant to the Fund’s plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act (“Distribution Plan”)and (ii) such Distribution Plan has been approved by the Board.

H.  The Distributor shall devote its best efforts to effect sales of Shares of the Fund but shall not be obligated to sell any certain number of Shares.

I.  The Distributor shall prepare written reports for the Board regarding its activities under this Agreement, at least quarterly, and from time to time as such reports shall be reasonably requested by the Board, including reports regarding the use of payments, if any, received by the Distributor under the Distribution Plan.

J.  The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

K.  Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered other than the 50 states; Washington, D.C.; Puerto Rico; Guam; and the U.S. Virgin Islands; provided, however, that the Distributor shall promptly notify the Fund in writing in the event (i) its registration status changes in any jurisdiction in which it is now registered, or (ii) it reasonably expects its registration status to change in any such jurisdiction.

3.  Representations, Warranties and Covenants of the Fund.

A.  The Fund hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as a closed-end management investment company under the 1940 Act;

(ii)	this Agreement has been duly authorized, executed and delivered by the Fund and, when executed and delivered, will constitute a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its limited liability company agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(v)	the Registration Statement and Prospectus included therein have been prepared in material conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(vi)	the Registration Statement and Prospectus and any marketing material prepared by the Fund or its agents do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and provided, however, that the Fund makes no representations or warranties regarding the accuracy or completeness of information to the extent such information was furnished by the Distributor to the Fund or its agents for inclusion in the Registration Statement, Prospectus, or any marketing material used by the Fund or its agents;

(vii)	all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects;

(viii)	the Fund owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Fund’s business and for the offer, issuance, distribution and sale of the Fund Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party; and

(ix)	all necessary approvals, authorizations, consents or orders of or filings with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency have been or will be obtained by the Fund in connection with the issuance and sale of the Shares, including registration of the Shares under the 1933 Act, the filing with FINRA’s corporate financing department through its Public Offering System, and any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered.

B.  The Fund shall take, or cause to be taken, all necessary action to register the Shares under the federal laws and make any required notice filings under applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Fund authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.  The Fund agrees to advise the Distributor promptly in writing:

(i)	of any material correspondence or other communication by the SEC or its staff to the Fund and relating to the Fund, including requests by the SEC for amendments to the Registration Statement or Prospectus (not including routine comments on post-effective amendments to the Registration Statement) in each case, solely to the extent such correspondence or requests relate directly to the role of the Distributor with respect to the Fund;

(ii)	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)	of the happening of any event, of which the Fund is aware or reasonably should be aware, which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)	in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(v)	of the commencement of any material litigation or formal regulatory proceedings against the Fund or any of its officers or directors, of which the Fund is aware or reasonably should be aware, in connection with the issue and sale of any of the Shares.

D.  The Fund shall file or cause to be filed such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and shall notify the Distributor in writing of the states in which the Shares may be sold and of any changes to such information.

E.  The Fund agrees to file or cause to be filed from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F.  The Fund shall reasonably cooperate in the efforts of the Distributor to distribute Shares. In addition, the Fund shall keep the Distributor reasonably informed of its affairs related to the activities contemplated by this Agreement and shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Fund by their independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may reasonably request. The Fund shall forward a copy of the any amendments to the Registration Statement filed with the SEC to the Distributor within two business days of any such filings. The Fund represents that it will not use or authorize the use of any marketing material unless and until such materials have been approved and authorized for use by the Distributor.

G.  The Fund shall provide, and cause each other agent or service provider to the Fund, including the Fund’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

H.  The Fund shall not file any amendment to the Registration Statement or Prospectus that materially amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

I.  The Fund’s investment adviser has adopted policies and procedures to the extent required by Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Fund’s investment adviser (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Fund and the owners of the Shares.

4.	Representations, Warranties and Covenants of the Distributor.

A.  The Distributor hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)	this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA;

(v)	it has in place and maintains industry standard business continuity and disaster recovery policies and procedures; and

(vi)	it has in place and maintains at its expense an industry standard insurance policy, including errors and omissions insurance, adequate to cover services provided by the Distributor hereunder

B.  In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal and state laws and regulations to the extent such laws, rules, and regulations relate to Distributor’s role as the principal underwriter of the Fund, and it will immediately notify the Fund if the Distributor’s ability to perform its obligations hereunder will be materially affected by any regulatory actions instituted against it by the SEC, any state or FINRA. In addition, the Distributor will notify the Fund if its membership in FINRA is terminated or suspended or if its registration in any state in which sale of the Shares are registered is terminated or suspended.

C.  The Distributor shall promptly notify the Fund of (i) the commencement of any litigation or proceedings against the Distributor or any of its affiliates, managers, officers or directors, or (ii) any inquiry or request from the SEC or its staff, FINRA, or a state securities regulator, in each case, in connection with the issue and sale of any of the Shares.

5.	Compensation.

A.  In consideration of Distributor’s services under this Agreement, the Distributor shall be entitled to receive amounts to be paid by the Distributor to Financial Intermediaries for distribution or investor servicing, provided that such amounts shall not exceed, for any class of Shares, amounts the Fund is authorized to pay with respect to such class of Shares under (the Distribution Plan. Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by Distributor pursuant to this Agreement.

B.  Except as provided in Section 5A, Distributor may receive compensation from the Fund’s investment adviser related to its services hereunder or for additional services all as may be agreed to between the investment adviser and Distributor.

6.	Expenses.

A.  The Fund shall bear all costs and expenses in connection with registration of the Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of the Shares and communications with its shareholders, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related marketing material, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Fund; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Fund pursuant to Section 3(D) hereof.

B.  The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7.  Standard of Care. The Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

8.	Indemnification.

A.  The Fund shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable and documented counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor serving as principal underwriter of the Fund pursuant to this Agreement; (ii) the Fund’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Fund’s failure to materially comply with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by the Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or the common law or any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Fund are sold, provided, however, that the Fund’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such advertising materials or sales literature in reliance upon and in conformity with information relating to the Distributor and furnished to the Fund or its counsel by the Distributor or its affiliates in writing for use in such Registration Statement, Prospectus, shareholder reports, or sales literature and advertising materials. In no event shall anything contained herein be so construed as to protect the Distributor or its affiliates against any liability to the Fund or its shareholders to which the Distributor or its affiliates would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Fund’s agreement to indemnify the Distributor Indemnitees with respect to any action is expressly conditioned upon the Fund being notified of such action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim has been served upon such Distributor Indemnitee. Such notification shall be given by letter or by e-mail addressed to the Fund’s President. The failure so to notify the Fund of any such action shall not relieve the Fund from any liability which the Fund may have to any Distributor Indemnitee except to the extent that the ability of the Fund to defend such action has been materially adversely affected by the failure of such Distributor Indemnitee to provide notice.

B.  The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Distributor, which such approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by the Distributor Indemnitee(s). If the Fund does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor Indemnitee(s), the Fund will reimburse the Distributor Indemnitee(s) in such suit, for the reasonable fees and expenses of any counsel retained by Distributor and them. The Fund’s indemnification agreement contained in Sections 8(A) and 8(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s) and shall survive the delivery of any Shares and termination of this Agreement. This agreement of indemnity will inure exclusively to the Distributor’s benefit. To the benefit of each Distributor Indemnitee.

C.  The Fund shall advance attorney’s fees and other expenses incurred by a Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 8 to the maximum extent permissible under applicable law, subject to an undertaking by the Distributor Indemnitee to repay any such advancement if the Distributor Indemnitee is ultimately determined not to be entitled to indemnification under this Agreement or applicable law.

D.  The Distributor shall indemnify, defend and hold the Fund, its affiliates, and each of their respective members, managers directors, officers, employees, representatives, and any person who controls or previously controlled the Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnitees”), free and harmless from and against any and all Losses that any Fund Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply with any applicable securities laws or regulations; or (iii) any negligent material action (or omission to act) of Distributor or its agents taken in connection with this Agreement; or (iv) any claim that the Registration Statement, Prospectus, sales literature and advertising materials or other information filed or made public by the Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, or any other statute or the common law or any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Fund are sold, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by the Distributor in writing for use in such Registration Statement, Prospectus, sales literature and advertising materials or other information filed or made public by the Fund. In no event shall anything contained herein be so construed as to protect the Fund against any liability to the Distributor to which the Fund would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

The Distributor’s agreement to indemnify the Fund Indemnitees is expressly conditioned upon the Distributor’s being notified of any action or claim of loss brought against a Fund Indemnitee, such notification to be given by letter or e-mail addressed to the Distributor’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim has been served upon the Fund Indemnitee. The failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to any Fund Indemnitee except to the extent that the ability of the Distributor to defend such action has been materially adversely affected by the failure of such Fund Indemnitee to provide notice.

E.  The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Fund Indemnitee, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Fund Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Fund does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Fund Indemnitee(s), the Distributor will reimburse the Fund Indemnitee(s) in such suit, for the reasonable fees and expenses of any counsel retained by the Fund and them. The Distributor’s indemnification agreement contained in Sections 8(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund Indemnitee(s), and shall survive the delivery of any Shares and the termination of this Agreement. This Agreement of indemnity will inure exclusively to the Fund’s benefit, to the benefit of each Fund Indemnitee.

F. No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of this Section 8, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

G.  No person shall be obligated to provide indemnification under this Section 8 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 8 to the maximum extent so permissible.

9.	Dealer Agreement Indemnification.

A.  Both parties acknowledge and agree that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, duties, undertakings and indemnification that are not included in the Standard Dealer Agreement. The Distributor shall not enter into any such Non-Standard Dealer Agreement without the Fund’s prior written approval and shall provide the Fund with a copy of any Non-Standard Dealer Agreement upon written request.

B.  The Distributor acknowledges and agrees that the existence and terms of any dealer agreement (including any Standard Dealer Agreement and any Non-Standard Dealer Agreement) shall constitute “Confidential Information” of the Fund.

C.  To the extent that Distributor enters into any Non-Standard Dealer Agreement, after review and approval by the Fund in writing, the Fund shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) Distributor’s failure to perform any obligations or duties under a Non-Standard Dealer Agreement; (b) any representations made by Distributor in any Non-Standard Dealer Agreement to the extent that Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Fund or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

10.  Limitations on Damages. Neither party shall be liable for any consequential, special or indirect losses or damages suffered by the other party, whether or not the likelihood of such losses or damages was known by the party.

11.  Force Majeure. Neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause and, provided further, that the party seeking to apply this force majeure clause takes all reasonable steps under the circumstances to resume performance hereunder upon the abatement of the force majeure event.

12.	Duration and Termination.

A.  This Agreement shall become effective as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof. Thereafter, if not terminated, this Agreement shall continue automatically in effect for successive one-year periods, provided such continuance is specifically approved at least annually by (i) a majority of the Fund’s Board and a majority of the Independent Managers or (ii) the vote of a majority of the outstanding voting securities of the Fund, in each case in accordance with Section 15 of the 1940 Act.

B.  Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, by the Fund (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties. Further, this Agreement may be terminated without penalty upon no less than 60 days’ written notice, by either a vote of a majority of the Independent Managers, or by vote of a majority of the outstanding voting securities of the Fund or by the Distributor.

C.  This Agreement will automatically terminate in the event of its “assignment” as such term is defined in the 1940 Act and the rules thereunder.

D.  This Agreement automatically and immediately terminates in the event of the Distributor’s expulsion or suspension by FINRA.

13.	Anti-Money Laundering Compliance.

A.  Each of Distributor and the Fund acknowledge that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects , and Distributor represents and warrants to the Fund that the distribution services provided to the Fund hereunder will, throughout the duration of this Agreement, comply with the AML Acts and applicable regulations. To the extent applicable, Distributor agrees to use commercially reasonable efforts to include substantially identical representations and warranties with respect to compliance with the AML Acts and applicable regulations in any Standard Dealer Agreements it enters into with Financial Intermediaries.

B.  Each of Distributor and the Fund agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Fund, the Fund’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder. It is expressly understood and agreed that the Fund and the Fund’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients or services of Distributor.

14.  Privacy. In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party that has an agreement in place where it promises not to disclose such information as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Fund.

The Fund represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by SEC Regulation S-P and agrees to provide to the Distributor a copy of that statement upon reasonable request. The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

15.  Confidentiality. During the term of this Agreement, the Distributor and the Fund may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means non-public or proprietary information belonging to the Distributor or the Fund which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information does not include: (i) information that was known to the receiving party before receipt thereof from or on behalf of the disclosing party; (ii) information that is disclosed to the receiving party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving party; or (iv) information that is independently developed by the receiving party or its employees or affiliates without reference to the disclosing party’s information.

Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory or self-regulatory agency with authority over a party or the Confidential Information thereof; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and unless otherwise prohibited by law and will cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

16.	Notices.

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, electronic mail, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Distributor:	(ii) To the Fund:
Foreside Fund Services, LLC Attn: Legal Department 190 Middle Street, Suite 301 Portland, ME 04101 Telephone: (207) 553-7110 Email: legal@foreside.com

Partners Group Private Equity Fund, LLC

c/o Partners Group (USA) Inc.

1114 Avenue of the Americas, 37th Floor

New York, NY 10036

Attention: Executive Office

Re: Material Notice, Partners Group Private Equity Fund, LLC

Facsimile:  (212) 908 2601

Telephone:  (212) 908 2600

17.  Modifications. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Fund. If required under the 1940 Act, any such amendment must be approved by the Fund’s Board, and a majority of the Independent Managers, by vote cast in person at a meeting for the purpose of voting on such amendment.

18.  Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

19.  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

20.  Survival. The provisions of Sections 5, 6, 8, 9, 10, 14, 15, 18, and 20 of this Agreement shall survive any termination of this Agreement.

21.  Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement shall be construed as if drafted jointly by both the Distributor and the Fund and no presumptions shall arise in favor of any party by virtue of authorship of any provision of this Agreement. This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail. The Distributor will undertake and discharge its obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind the Fund by its actions, conduct or contracts.

22.  Counterparts. This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

Partners Group Private Equity Fund, LLC

By:
Name:
Title:

Foreside Fund Services, LLC

By:
Name: Teresa Cowan
Title: President